                                                                    Exhibit 12.1

                Computation of Ratio of Earnings to Fixed Charges

                                                                                                               Six Months
                                                            Year Ending June 30,                           Ending December 31,
                                   ----------------------------------------------------------------  -------------------------------
                                                                                          Pro Forma                        Pro Forma
                                      1994      1995        1996        1997       1998     1998       1997        1998      1998
                                      ----      ----        ----        ----       ----   ---------  ------        ----    ---------

Earnings:

Income (loss) before taxes         $(12,926)  $(15,386)   $(25,139)   $(10,260)  $  1,273 $(11,724)  $(10,996)   $(11,060) $(12,415)
Fixed charges                         2,528      3,741       5,030       3,364     25,973   50,774      6,663      25,206    26,561
                                   ------------------------------------------------------ --------   --------------------- --------
Earnings                           $(10,398)  $(11,645)   $(20,109)   $ (6,896)  $ 27,246 $ 39,050   $ (4,333)   $ 14,146  $ 14,146

Fixed Charges:

Interest expense                   $  2,528   $  3,741    $  5,030    $  3,364   $ 24,673 $ 49,474   $  6,663    $ 23,217  $ 24,572
Capitalized interest                     --         --          --          --      1,300    1,300         --       1,989     1,989
                                   ------------------------------------------------------ --------   --------------------- --------
Total fixed charges                $  2,528   $  3,741    $  5,030    $  3,364   $ 25,973 $ 50,774   $  6,663    $ 25,206  $ 26,561

Ratio of earnings to fixed charges     (4.1)      (3.1)       (4.0)       (2.0)       1.0      0.8       (0.7)        0.6       0.5
                                   ====================================================== ========   ===================== ========
